UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 17, 2018

WPX Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35322	45-1836028
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

3500 One Williams Center, Tulsa, Oklahoma	74172-0172
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  855-979-2012

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 17, 2018, WPX Energy, Inc. (the “Company”) entered into a Second Amendment to Second Amended and Restated Credit Agreement and First Amendment to Guaranty and Collateral Agreement among the Company and certain of its wholly-owned subsidiaries signatory thereto, Wells Fargo Bank, National Association, as a lender, swingline lender and administrative agent and the other lenders party thereto (the “Second Amendment”) in order to effect, among other things, the amendments described below.

The Second Amendment amends the Second Amended and Restated Credit Agreement, dated as of March 18, 2016 (the “Credit Agreement”) to, among other things, (i) extend the maturity date to April 17, 2023, subject to a springing maturity on October 15, 2021 to the extent the difference on such date between (a) the amount of aggregate commitments available to the Company under the Credit Agreement plus unrestricted cash or cash equivalents of the Company and (b) the outstanding principal amounts owing under the Company’s 2022 senior notes is less than $500 million and (ii) decrease the interest rates applicable to the loans under the Credit Agreement. After giving effect to the Second Amendment, outstanding borrowings under the Credit Agreement bear interest by reference, at the election of the Company, to an alternate base rate or LIBOR, in each case plus the applicable margin. During a collateral trigger period, the applicable margin ranges from 0.25% to 1.25% per annum in the case of the alternate base rate, and from 1.25% to 2.25% per annum in the case of LIBOR. The applicable margin is determined based on the utilization percentage, which is defined as the fraction expressed as a percentage, the numerator of which is the sum of the outstanding loans and letter of credit exposure of the lenders on such day and the denominator of which is the borrowing base in effect on such day. Outside of a collateral trigger period, the applicable margin ranges from 0.25% to 0.5% per annum in the case of the alternate base rate, and from 1.25% to 1.5% per annum in the case of LIBOR, in each case, based on the Company’s debt rating. In the Second Amendment, the aggregate maximum credit amount is increased to $3.0 billion, the borrowing base is increased to $1.8 billion and the aggregate elected commitments are increased to $1.5 billion.

In addition, the Second Amendment, among other things, (i) decreases the mortgage requirement to 85% of the total value of the oil and gas properties evaluated in the most recent reserve report, (ii) places restrictions on the Company with regard to debt incurrence, (iii) eliminates the consolidated secured indebtedness to consolidated EBITDAX financial covenant, applicable during a collateral trigger period, and replaces it with a maximum consolidated net indebtedness to consolidated EBITDAX financial covenant of 4.25 to 1.00, applicable during a collateral trigger period, (iv) permits the Company to (I) refinance its existing senior notes, subject to a borrowing base adjustment equal to 0.25 times the excess, if any, of the sum of (a) the aggregate principal amount of such refinanced indebtedness plus (b) the aggregate principal amount of senior notes then outstanding over the sum of (x) the aggregate principal amount of senior notes outstanding on December 31, 2017 plus (y) $200 million and/or (II) voluntarily redeem its existing senior notes, in the case of the foregoing clauses (I) and (II), subject to compliance with certain conditions described therein, (v) amends certain other negative covenants, and (vi) requires the Company to pledge certain of its existing deposit and securities accounts in favor of the administrative agent, for the benefit of the secured parties.

The foregoing summary of the Credit Agreement amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Second Amendment filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item and contained in Item 1.01 above in this Form 8-K is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1

Second Amendment to the Second Amended and Restated Credit Agreement and First Amendment to Guaranty and Collateral Agreement dated April 17, 2018, by and among the Company and certain of its wholly-owned subsidiaries signatory thereto, Wells Fargo Bank, National Association, as lender, Swingline Lender and Administrative Agent and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPX ENERGY, INC.

By:	/s/ Stephen E. Brilz
Stephen E. Brilz
Vice President and Secretary

DATED:  April 20, 2018

EXHIBIT INDEX

Exhibit No.	Description
10.1

Second Amendment to the Second Amended and Restated Credit Agreement and First Amendment to Guaranty and Collateral Agreement dated April 17, 2018, by and among the Company and certain of its wholly-owned subsidiaries signatory thereto, Wells Fargo Bank, National Association, as lender, Swingline Lender and Administrative Agent and the lenders party thereto.